Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-125643 of Wells Real Estate Investment Trust II, Inc. of our report dated September 21, 2007 related to the statement of certain operating expenses over revenues of the Pasadena Corporate Park Buildings for the year ended December 31, 2006, and our report dated October 31, 2007 related to the statement of revenues over certain operating expenses of 222 East 41st Street for the year ended December 31, 2006, appearing in the Supplement No. 4 dated November 15, 2007 to the Prospectus dated April 24, 2007 (the “Prospectus Supplement No. 4”), which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus Supplement No. 4.

/s/ FRAZIER & DEETER, LLC

Atlanta, Georgia

November 15, 2007